Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-3 of our report dated December 11, 2014 relating to the consolidated financial statements of Central Garden & Pet Company and the effectiveness of Central Garden & Pet Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Central Garden & Pet Company for the fiscal year ended September 27, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

June 11, 2015

San Francisco, California